Exhibit 10(f)(6)

AMENDMENT

TO

ALLTEL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

(October 1, 1993 Restatement)

Effective April 25, 2002, Article V of the ALLTEL Corporation Executive Deferred Compensation Plan under an October 1, 1993 Restatement, as amended, is further amended by adding at the end thereof a new section which reads as follows:

11.         Amendment of Election Agreement.  Notwithstanding any prior Plan Provisions or any other provision herein to the contrary, a Participant may amend his previously executed Election Agreement so as to defer the payment of his Deferred Compensation Accounts and/or change the manner of payment of his Deferred Compensation Accounts, subject to the following conditions:

(a)         such amendment is made not less than twelve (12) full calendar months (ten (10) full calendar months for elections made on or before April 30, 2002) prior to the date the lump sum payment or the first annual installment, as the case may be, would otherwise have been made pursuant to the previously executed Election Agreement;

(b)        payment under the amended Election Agreement is deferred to a date which is at least twelve (12) full calendar months later than the date the lump sum payment or the first annual installment, as the case may be, would otherwise have been made pursuant to the previously executed Election Agreement;  and

(c)         the amended Election Agreement applies with respect to all Deferred Compensation Accounts for all Deferral Years of the Participant under the Plan.

Any amendment of an Election Agreement which does not satisfy the conditions set forth above shall be of no force or effect.